EXHIBIT 99.1

20 North Broadway	Telephone: (405) 235-3611
Oklahoma City, Oklahoma 73102-8260	Fax: (405) 552-4667

NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750

DEVON ENERGY ANNOUNCES PLANS TO MOVE TO NYSE

OKLAHOMA CITY – September 27, 2004 – Devon Energy Corporation (AMEX:DVN) announced today that its board of directors has approved plans to transfer the company’s common stock listing to the New York Stock Exchange.

     Devon has been approved to file an application with the New York Stock Exchange (NYSE) and expects trading to commence on October 12, 2004. Until then, Devon will continue trading on the American Stock Exchange (AMEX). The company expects to retain DVN as its ticker symbol.

     “We have had a long and successful affiliation with the AMEX since becoming a public company,” said J. Larry Nichols, chairman and chief executive officer. “We now look forward to beginning our relationship with the NYSE.”

     In separate news releases today, Devon also announced plans to divest certain oil and gas properties, to repurchase shares and to initiate a two-for-one stock split. These plans will be discussed further at Devon’s annual Executive Briefing on September 28, 2004. A webcast of this half-day event will commence at 8:30 a.m. Eastern Time. The webcast can be accessed from Devon’s internet home page at www.devonenergy.com.

     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.

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